Natural Way of LA, Matthew Cohen Agreement with OSL Holdings, Inc.

Natural Way of LA (NW) agrees to participate as a merchant in Equality Rewards(ER) for a minimum of 12 months and agrees not to utilize or offer any other reward program during that time period. The additional terms of the participation will be those contained on the Equality Rewards website, including that no upfront fees will be charged by Equality Rewards. NW agrees to accept Equality Rewards dollars for a minimum of 20% of patient purchases.

Agreed to:

/s/ Matthew Cohen	Dated, March 6, 2014
Matthew Cohen, Proprieter